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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                O.I. CORPORATION

                                    ARTICLE I

The name of this Corporation is O.I. Corporation.

                                   ARTICLE II

The address of its registered office in the State of Oklahoma is 1600 Midland Center, Oklahoma City, State of Oklahoma, and the name of its registered agent is Prentice-Hall Corporation System, Oklahoma, Inc., and their address is 115 S.W. 89th St., Oklahoma City, Oklahoma 73139-8511.

                                   ARTICLE III

The duration of the Corporation is fifty (50) years from the date of the original incorporation.

                                   ARTICLE IV

The purposes for which this Corporation are formed are: to engage in any and all of the things hereinafter set forth that a natural person would be so permitted to do in the State of Domicile and States in which this Corporation shall be at any time domesticated, to-wit:

To manufacture, fabricate, assemble, develop, purchase or otherwise acquire, invest in, hold, use, license the use of, install, handle, maintain, service or repair, sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale, retail, or on commission, or otherwise electronic systems, equipment and components and electrical, mechanical and electro-magnetical apparatus and equipment of every kind and description, electronic, telecommunication, communication, transmitting, receiving, recording, reproducing and similar equipment of every description, microwave devices and equipment, radio, seismic, sonar, radar, television and related devices and equipment, and similar goods, wares, merchandise, commodities, articles of commerce, and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith.

To engage in research, exploration, laboratory, and development work relating to any material, substance, compound, or mixture now known or which may hereafter be known, discovered, or developed, and to perfect, develop, manufacture, use, apply, and generally to deal in and with any such material, substance, compound, or mixture, and to undertake, conduct, manage, assist, promote, and engage or participate in every kind of research or scientific, experimental, design, or development work, including pure or basic research.

To act as consultants to other persons or corporations in any field of expertise in which the use of the corporations' personnel may be of value.

To engage in the business of constructing, selling, leasing, owning, managing and otherwise turning to account buildings and structures, whether or not primarily suited for the use of physicians, dentists and practitioners of healing arts, and, whether or not in connection with such business, to acquire by lease, purchase, contract, concession, or otherwise, and to own, develop, explore, exploit, improve, operate, lease,
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Articles of Incorporation                                                      2


enjoy, control, manage, or otherwise turn to account, mortgage, grant, sell, exchange, convey, or otherwise dispose of either in any state or in any country, domestic or foreign any and all real estate, lands, options, concessions, grants, land patents, franchises, rights, privileges, easements, tenements, estates, hereditaments, interests, and properties of every description and nature whatsoever.

To acquire by lease, purchase, contract, or otherwise, and to own, lease, enjoy, control, manage, or otherwise turn to account, sell, exchange, or otherwise dispose of either in any state and in any country, domestic or foreign any and all kinds of machinery, equipment, goods, wares, and merchandise of every description and nature whatsoever.

To subscribe for, acquire by purchase or otherwise, and to own, hold, sell, assign, and transfer shares of the capital stock of any other corporation and to exercise all the rights of a stockholder; to acquire by purchase or otherwise, hold and dispose of the stock and bonds of this Corporation.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, convertible and other debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed or in payment for property purchase, or acquired, or for any other lawful objects.

To guarantee, co-sign and be surety for the debts, dues and obligations of its subsidiaries, affiliates, parent corporation, partners, whether general, special or limited, joint co-adventurers, co-tenants and any persons, firms or corporations the obtaining of a loan, commitment or contract by which will beneficially affect this Corporation or its stockholders; provided, it shall not be the purchase of this Corporation to transact a business of insurance or to do any act prohibited by law to a business corporation.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of the objectives or the furtherance of any purposes hereinabove set forth; to engage in and conduct any lawful business for profit at such places and in such manner as its directors shall determine, and in so doing enter into any general, special or limited partnership as a general, special or limited partner; or into any association or arrangement for sharing profits, union of interest, reciprocal concessions or transactions capable of being conducted as to benefit directly or indirectly the Corporation.

To raise or procure funds from other individuals, firms, associations or corporations to be invested in any business in which this Corporation might engage, for and on behalf of the parties investing such funds as individual owners or in one or more joint ventures, general partnerships, limited partnerships, syndicates or other associations or other corporations, whether the Corporation is or is not a co-owner, joint venturer, associate, partner or stockholder in the business in which such funds are invested.

                                    ARTICLE V

The aggregate number of shares of stock which the Corporation shall have authority to issue is 10,000,000 shares of common stock, $.10 par value, and 3,000,000 shares of preferred stock, $.10 par value.

The Corporation may issue one or more series of preferred stock, each such series to consist of such number of shares as shall be determined by resolution of the board of directors creating such series. The preferred stock of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, redemption, conversion, exchange or other
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Articles of Incorporation                                                      3


special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed by the board of directors in the resolution or resolutions providing for the issue of such series of preferred stock pursuant to the authority to do so which is hereby expressly vested in the board of directors.

Except as otherwise provided in any resolution or resolutions of the board of directors providing for the issue of any particular series of preferred stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the board of directors.

Except as otherwise provided in any resolution or resolutions of the board of directors providing for the issue of any particular series of preferred stock, preferred stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued preferred stock and shall be unclassified as to series and may thereafter, subject to the provisions of this Article V and to any restrictions contained in any resolution or resolutions of the board of directors providing for the issue of any such series of preferred stock, be reissued in the same manner as other authorized but unissued preferred.

Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of the board of directors providing for the issue of any particular series of preferred stock, the exclusive voting power of the Corporation shall be vested in the common stock of the Corporation. Each share of common stock entitles the holder thereof to one vote at all meetings of the stockholders of the Corporation.

                                   ARTICLE VI

The amount of stated capital with which it will begin business is Five Hundred Dollars ($500.00), which has been fully paid in.

                                   ARTICLE VII

The number and class of shares to be allotted by the Corporation before it shall begin business and the consideration to be received by the Corporation therefore, are:

                                                    Consideration to be
Class              Number of Shares                 Received Therefore
-----              ----------------                 -------------------
Common                  5,000                            $500.00

                                  ARTICLE VIII

For any amendment of these Articles to be effective, such amendment or amendments shall be proposed by resolution of the Board of Directors and approved by a majority vote, or the written consent of the outstanding shares which are entitled to vote.

                                   ARTICLE IX

The authority to adopt, alter, or appeal the bylaws of this Corporation shall be exercised by a majority vote of the members of the Board of Directors or by a majority vote of the outstanding shares which are entitled to vote.
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Articles of Incorporation                                                      4


                                    ARTICLE X

To the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, a director shall not be liable to the Corporation or its shareholders for a breach of fiduciary duty as a director.